Exhibit 10.1

Summary of Employment Arrangement with Erik Wilde, Executive Vice President – NAM Industrial

1.	Term – Employment at will, beginning July 27, 2016

2.	Compensation - $340,000 annually. Salary is eligible for review in 2017 in accordance with Generac’s normal policies.

3.

Executive Management Incentive Program (EMIP). Employee is eligible to participate in the EMIP with target bonus of 50% of salary opportunity to earn up to 125% of base salary annually. Guaranteed minimum bonus of $100,000 for 2016.

4.	Long-Term Incentive Compensation (LTIP). Employee is eligible to participate in Generac’s LTIP program.

5.

Sign On Equity Grant. Employee received an aggregate amount of $250,000 of Company common stock determined by fair market value at time of grant. All shares are subject to the Company’s Equity Incentive Plan.

6.	Benefits. Employee is eligible for the Generac benefits plan on the same terms as other employees.

7.	Vacation. Vacation will accrue in accordance with the Company's practices.

8.	Relocation. Moving expenses, temporary living accommodations and associated fees covered.